EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127879, 333-127880, and 333-149275 on Form S-8 of our reports dated November 27, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of MWI Veterinary Supply, Inc. (the “Company”)  and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended September 30, 2012.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho
November 27, 2012